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Exhibit 10.25

CONSULTING AGREEMENT

        This Consulting Agreement, dated as of February 19, 2004 ("Agreement"), by and between Thomas Group, Inc., a Delaware corporation (the "Company"), Asian Consulting Resources, Ltd. ("Consultant") and Toby Marion ("Marion"), chairman of Consultant.

WITNESSETH:

        WHEREAS, Marion and the Company are parties to that certain Employment Agreement, dated January 14, 2002, as supplemented by a letter dated October 9, 2001 and a letter dated November 21, 2002 (as supplemented, the "Employment Agreement");

        WHEREAS, Marion and the Company have terminated the Employment Agreement, other than certain covenants contained therein, as set forth in Section 4(a);

        WHEREAS, Consultant, through Marion, has knowledge and expertise which the Company desires to retain for a certain period of time; and

        WHEREAS, Consultant, through Marion, is willing to perform services for the Company and its affiliates consistent with the foregoing.

        NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement and the covenants and agreements set forth herein, the receipt and sufficiency of which are acknowledged by the execution and delivery hereof, the parties agree as follows:

        1.     Appointment; Compensation. The Company appoints Consultant and Consultant accepts such appointment and undertakes to advise and consult with the Company and its affiliates upon the terms and conditions set forth in this Agreement. The Company shall pay Consultant the sum of $393,750, payable in (a) nine (9) installments of $43,750 per month beginning in May, 2004, and (b) one (1) installment of $15,000, payable in January 2005, in each case payable on the last day of the month. In the event the Company fails to make a payment within fifteen (15) days of the date a payment is due, the remaining unpaid amounts due during the Term (as defined herein) shall become due and payable immediately. The Company shall make such payments by wire transfer to an account specified by Consultant to the Company in writing.

        2.     Duties of Consultant.

          (a)   General Duties. Consultant shall consult with and advise the Company with respect to and assist the Company in matters related to winding down the business of the Company in Asia. In connection such winding down activities, Consultant shall report to and be directed by the Company. Consultant's duties and obligations hereunder shall include: (i) performing such duties at such times and in such manner as shall be mutually agreeable to the Company and Consultant; (ii) reporting to the Company, as needed, to fulfill Consultant's obligations regarding the rendition of consulting services; and (iii) observing and complying with all resolutions, regulations and directions from time to time made or given by the Company as long as such resolutions, regulations and directions do not interfere with the manner in which Consultant performs his duties.

          (b)   Relationship of the Parties. In performing services under this Agreement, Consultant shall be an independent contractor and, as between the Company and Consultant, none of the Company or its affiliates shall be responsible for withholding, collection or payment of income taxes or for other taxes of any nature on behalf of Consultant or any agent of Consultant, including Marion. Nothing contained in this Agreement shall make Consultant or Marion, the agent, representative, joint venturer or partner of the Company or provide Consultant or Marion with the power or authority to bind the Company to any contract, agreement or arrangement with any individual or entity, except with the prior written approval of the Company.

        3.     Term. The term of this Agreement shall commence on February 1, 2004, and shall continue thereafter until 5:00 p.m., central standard time, on January 31, 2005 (the "Term"). The provisions of Section 3 shall survive the end of the Term.

        4.     Continuation of Covenants.

          (a)   Consultant and Marion acknowledge and agree that the ancillary covenants of the Company and Marion set forth in Sections 4, 5, 6, 7 and 9 of the Employment Agreement remain in full force and effect during the Term and Consultant hereby agrees to be legally bound by such covenants; provided, however, that the two (2) year periods set forth in Sections 9(a), 9(b) and 9(c) shall be deemed to end on January 31, 2006.

          (b)   Consultant and Marion have carefully read and considered the provisions of the Employment Agreement, which remain in full force and effect and, having done so, agrees that the restrictions set forth in the Employment Agreement contain reasonable limitations as to time, geographical area, scope of activity to be restrained, and do not impose a greater restraint than is necessary to protect the goodwill or other legitimate business interests of the Company. Consultant and Marion further understand and agree that, if at some later date, a court of competent jurisdiction determines that the scope, duration or geographic area of any covenant set forth in the Employment Agreement is overbroad or unenforceable for any reason, these covenants shall be reformed by the court and enforced to the maximum extent permissible under applicable law.

          (c)   If Consultant or Marion violates any restrictive covenant contained in this Agreement or the Employment Agreement, then the term of such restrictive covenant will be extended by adding to it the number of days that Consultant's or Marion's violation continues.

        5.     Expenses. The Company shall reimburse Consultant for all reasonable and ordinary direct out-of-pocket business expenses Consultant reasonably incurs in the performance of its duties under this Agreement. Consultant must receive the prior written approval of the President of the Company for any expenses in excess of $500.

        6.     Assignment. All covenants and agreements hereunder shall inure to the benefit of and be enforceable by said successors or assigns; provided, however, that neither Consultant nor Marion may assign, without the Company's prior written consent, this Agreement, or any right or obligation hereunder, and any and all assignments without such prior written consent shall be null and void.

        7.     Legal Compliance.

          (a)   Illegal Payments. Consultant and Marion each covenant and agree that neither Consultant nor Marion shall not make, or authorize or tolerate to be made, in the performance of this Agreement, any payments, loans or gifts, or promises or offers of payments, loans or gifts, of any money or anything of value, directly or indirectly, to or for the use or benefit of any official or employee of any government, or the agencies or instrumentalities of any such government, to any political party or official or candidate thereof, or to any other person if Consultant or Marion knows or has reason to suspect that any part of such payment, loan or gift will be, directly or indirectly, given or paid to any government official or political party or candidate or official thereof, or to any other person or entity the making of which would violate either the laws or policies of the United States of America or any other applicable country. Consultant and Marion hereby covenant that neither Consultant, nor any officer, employee, shareholder, agent or consultant of Consultant, including Marion, is an official or employee of the government within any applicable country or countries or any subdivision thereof. Consultant and Marion further agree to notify the Company immediately in the event that this covenant ceases to be accurate. Consultant and Marion agree, upon reasonable cause, that the Company shall have the right to audit Consultant's books and records, at the Company's expense and at a time reasonably convenient to the parties, for the purpose of ensuring that no such payments, loans or gifts, or promises or offers of payments, loans or gifts, are being made. If Consultant or Marion breaches any of the covenants set forth in this Section 7(a); (i) this Agreement shall become void; (ii) the Company shall have a right of action against Consultant and Marion for the amount of any monetary payment or thing of value made or given by Consultant or Marion in breach of any of the above-mentioned covenants; (iii) all obligations by the Company to pay any fees or monies to Consultant shall cease immediately and without notice; and (iv) the Company may, in its sole discretion, rescind this Agreement and Consultant and Marion shall hold harmless and indemnify the Company from any damage or loss, of whatever kind or nature, arising from any transaction in violation of this Section 7(a).

          (b)   Export Controls. In recognition of United States and non-United States export control laws, Consultant and Marion agree that neither of them will knowingly export or re-export, directly or indirectly, (i) any technical data (as defined in the United States Export Administration Regulations) received from the Company under this Agreement, or (ii) any immediate product, process or service directly produced by the use of such technical data, to any destination to which such export or re-export is restricted or prohibited by United States or non-United States law, without obtaining prior authorization from the competent government authorities as required by those laws. Consultant and Marion further agree to obtain, at their own expense, any required export license or other documentation prior to its export or re-export of any product or technical data acquired or to be acquired from the Company under this Agreement. Accordingly, neither Consultant nor Marion shall sell, export, re-export, transfer, divert or otherwise dispose of any such product or technical data directly or indirectly to any person, firm or entity, or country or countries, prohibited by the laws or regulations of the United States or other applicable non-United States laws.

        8.     Early Resolution Conference. This Agreement is understood to be clear and enforceable as written and is executed by both parties on that basis. However, should Consultant or Marion later challenge any provision as unclear, unenforceable, or inapplicable to any competitive activity that Consultant intends to engage in, Consultant and Marion will first notify the Company in writing and meet with a Company representative and a neutral mediator (if the Company elects to retain one at its expense) to discuss resolution of any disputes between the parties. Consultant and Marion will provide this notification at least fourteen (14) days before Consultant engages in any activity on behalf of a the Same or Similar Business or engages in other activity that could foreseeably fall within a questioned restriction. The failure to comply with this requirement shall waive Consultant's and Marion's right to challenge the reasonable scope, clarity, applicability, or enforceability of the Agreement and its restrictions at a later time. All rights of the parties will be preserved if the Early Resolution Conference requirement is complied with even if no agreement is reached in the conference.

        9.     Arbitration. In the event there is an unresolved legal dispute between the parties that involves legal rights or remedies arising from this Agreement or the employment relationship between Marion and the Company, the parties agree to submit their dispute to binding arbitration (the "Arbitration") under the authority of the Federal Arbitration Act; provided, however, that the Company may pursue a temporary restraining order and/or preliminary injunctive relief, with related expedited discovery for the parties, in a court of law, and, thereafter, require arbitration of all issues of final relief. This paragraph does not prohibit Consultant or Marion from filing or cooperating in a charge before a federal administrative agency without pursuing private litigation. Insured workers compensation claims (other than wrongful discharge claims), and claims for unemployment insurance are excluded from arbitration under this provision. The Arbitration will be conducted by the American Arbitration Association, or another, mutually agreeable, arbitration service. The arbitrator(s) shall be duly licensed to practice law in the State of Texas. Each party will be allowed at least one deposition. The arbitrator(s) shall be required to state in a written opinion all facts and conclusions of law relied upon to support any decision rendered. No arbitrator will have authority to render a decision that contains an outcome determinative error of state or federal law, or to fashion a cause of action or remedy not otherwise provided for under applicable state or federal law. Any dispute over whether the arbitrator(s) has failed to comply with the foregoing will be resolved by summary judgment in a court of law. In all other respects, the arbitration process will be conducted in accordance with the American Arbitration Association's employment dispute resolution rules or other mutually agreeable, arbitration service rules. All proceedings shall be conducted in Dallas, Texas, or another mutually agreeable site. The duty to arbitrate described above shall survive the termination of this Agreement. Except as otherwise provided above, the parties hereby waive trial in a court of law or by jury. All other rights, remedies, statutes of limitation and defenses applicable to claims asserted in a court of law will apply in the arbitration.

        10.   Miscellaneous.

          (a)   Notices. Any notice to be given hereunder is to be given in writing by either party to the other and delivered or sent by prepaid airmail post or facsimile transmission addressed to the address or the addresses set forth opposite each party's name below or such other address as may be notified by one party to the other for such purposes and shall be deemed to be served in the case of airmail post three (3) days after posting and in the case of facsimile transmission immediately upon successful transmission.

          (b)   Headings; Pronouns. The headings of the paragraphs of this Agreement are for convenience of reference only and are not to be considered and construed in this Agreement. When the context so requires in this Agreement, the masculine gender includes the feminine and neuter, and the singular number includes the plural, and vice versa.

          (c)   Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

          (d)   Choice of Law. The parties hereto acknowledge and agree that the laws of the State of Texas will govern the interpretation, validity and effect of this Agreement without regard to the place of execution or the place for performance thereof.

          (e)   Counterparts. This Agreement may be executed in multiple counterparts, all of which shall be deemed originals, but which counterparts shall constitute one and the same instrument.

          (f)    Binding Agreement. This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and assigns. Whenever a reference to any party is made herein, such reference shall be deemed to include a reference to the heirs, executors, legal representatives, successors and assigns of such party.

          (g)   Entire Agreement. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof. No variations, modifications or changes herein or hereof shall be binding upon any party unless set forth in a written document duly executed by or on behalf of such party.

          (h)   Amendments. This Agreement may not be modified, altered, amended, waived or terminated orally, unless in writing signed by the parties hereto.

          (i)    Irreparable Harm. Consultant and Marion agree that any breach of this Agreement by Consultant or Marion will cause irreparable damage to the Company and that in the event of such breach the Company shall have, in addition to any and all remedies of law, the right to an injunction, specific performance or other equitable relief to prevent the violation of Consultant's and Marion's obligations hereunder.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and date above first written.

Consultant:
ASIAN CONSULTING RESOURCES, LTD.
By: /s/ G. Toby Marion Name: Toby Marion Its: Chairman
Address:

Phone:
Facsimile:
Marion:
/s/ G. Toby Marion Toby Marion
Address:

Phone:
Facsimile:
Company:
THOMAS GROUP, INC.
By: /s/ James T. Taylor Name: James T. Taylor Title: President
Address:	5221 North O'Connor Boulevard Suite 500 Irving, Texas 75039-3753 Attn: James T. Taylor Phone: 972-869-3400 Facsimile: 972-443-1742

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  Exhibit 10.25
CONSULTING AGREEMENT
WITNESSETH